NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Walter R. Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2014

FIRST QUARTER RESULTS

Houston, Texas - February 5, 2014 - Geospace Technologies Corporation (NASDAQ: GEOS) announced today net income of $24.2 million, or $1.85 per diluted share, on revenues of $101.3 million for its fiscal quarter ended December 31, 2013. This compares with a net income of $22.0 million, or $1.70 per diluted share, on revenues of $77.8 million for the comparable quarter last year.

Walter R. Wheeler, Geospace Technologies' President and CEO said, "Our revenues and net income for the first quarter are both new records for our company. Revenues increased by 30% and net income improved by 10% over last year's first quarter. As a result, the quarterly earnings per share exceeded the highest ever seen in our company's history by 9%. Similar to last year, demand for our GSX wireless systems in the first quarter was strong resulting in the sale of 77,000 channels and generating product sale and rental revenues of $45.5 million. Revenues from our reservoir products were $29.3 million including $28.0 million of revenue recognition from production of the Statoil permanent reservoir monitoring systems, slightly less than our $30 million estimate. Our traditional product sales increased to $20.5 million primarily due to the increase in the sale of geophone sensors associated with the sale of wireless channels. Sales of our non-seismic products also increased during the first quarter."

"Our GSX presence continues to grow in the marketplace. As previously announced, during the first quarter we delivered two large orders of GSX wireless channels, consisting primarily of three-channel stations that allow our customers to obtain enhanced seismic data for their clients. At December 31, 2013, the number of GSX land wireless channels sold into the marketplace since its introduction in 2008 stood at 315,000 channels and we had 89,000 channels in our worldwide rental fleet."

"We previously announced a $29.4 million order from Seafloor Geophysical Solutions ("SGS") for over 2,300 stations of our deep water OBX seafloor node. SGS has recently requested that we deliver this order after March 31, 2014, which will shift the revenue recognition and net income associated with this order into our third fiscal quarter ending June 30, 2014. Inquiries for both our shallow-water and deep-water versions of the OBX marine wireless system continue, and we continue to be encouraged about the amount of interest in this new product. The $5.2 million order from Makamin Petroleum Services Company for a permanent land data acquisition system is also scheduled to ship in the second quarter. Revenue recognition for the Statoil order is expected to be approximately $25 million in the second quarter."

"Our efforts to expand our Pinemont facilities continue. Positive progress was made during the first quarter with platting, environmental issues and other administrative efforts allowing us to begin focusing on finalizing our building and construction plans. We hope to conclude the planning phase of this project in March or April 2014, with construction activities beginning soon thereafter."

"We generated strong cash flows in the first quarter which gives us financial flexibility for facility expansion, working capital investments and new product development. We ended the first quarter with $206 million of working capital, $44 million of cash and no long-term debt on our balance sheet. Our $50 million credit facility remains untouched at this time, resulting in total liquidity of $94 million at December 31, 2013."

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months	Three Months
	Ended	Ended
	December 31, 2013	December 31, 2012

Sales	$ 101,348	$ 77,751
Cost of sales	54,257	37,206
Gross profit	47,091	40,545

Operating expenses:
Selling, general and administrative expenses	6,702	5,363
Research and development expenses	4,375	3,365
Bad debt expense	347	269
Total operating expenses	11,424	8,997

Income from operations	35,667	31,548

Other income (expense):
Interest expense	(132)	(85)
Interest income	31	229
Foreign exchange gains (losses)	(21)	46
Other, net	(26)	(16)
Total other income (expense), net	(148)	174

Income before income taxes	35,519	31,722
Income tax expense	11,343	9,709

Net income	$ 24,176	$ 22,013

Basic earnings per common share	$ 1.86	$ 1.72

Diluted earnings per common share	$ 1.85	$ 1.70

Weighted average common share outstanding - Basic	12,947,195	12,827,918
Weighted average common share outstanding - Diluted	13,000,113	12,926,814